U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                              FORM 5
            Annual Statement of Changes in Beneficial Ownership

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
 Section 17(a) of the Public Utility Holding Company Act of 1935 or
 Section 30(f) of the Investment Company Act of 1940


 ___	Check this box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instructions 1(b).
 ___	Form 3 Holdings Reported
 ___	Form 4 Transactions Reported

 1.	Name and Address of Reporting Person

   	Ramsey, Steven C.
	   1668 Walden Pond Road
	   Suwanee, GA  30024

 2.	Issuer Name and Ticker or Trading Symbol

   	Immucor, Inc./BLUD

 3.	IRS or Social Security Number of Reporting Person (Voluntary)

   	###-##-####

 4.	Statement for Month/Year

   	5/98

 5.	If Amendment, Date of Original (Month/Year)

   	NA

 6.	Relationship of Reporting Person to Issuer (check all applicable)

  	  	Director
   	X	Officer (give title below)
		    10% Owner
	    	Other (specify below)

  		Chief Financial Officer


 TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
           Owned

 1.	Title of Security   (Instr.3)

   	Common Stock, $ .10 par value

 2.	Transaction Date (Month/Day/Year)

   	NA

 3.	Transaction Code (Instr. 8)

   	NA

 4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

   	Amount		(A) or (D)	Price
	   NA

 5.	Amount of Securities  		6.  Ownership Form:	      	7.  Nature of Indirect
	Beneficially Owned at		    Direct (D) or Indirect (I)    Beneficial Ownership
	End of Issuer's Fiscal	    (Instr. 4)                    (Instr. 4)
	Year (Instr. 3 and 4)

	1,500 (as previously reported)		D

 TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

 1.	Title of Derivative Security (Instr. 3)

   	Stock Option - Right to buy

 2.	Conversion or Exercise Price of Derivative Security

   	$8.375 per share

 3.	Transaction Date (Month/Day/Year)

   	4/20/98

 4.	Transaction Code (Instr. 8)

   	T


 5.	Number of Derivative Securities Acquired (A) or Disposed of (D)
   (Instr. 3, 4 and 5)

   (A)   	   (D)
   30,000	  		NA

 6.	Date Exercisable and Expiration Date (Month/Day/Year)

   	Date Exercisable		Expiration Date
   	4/20/00			        4/19/08

 7.	Title and Amount of Underlying Securities (Instr. 3 and 4)

	   Title		                      			Amount or Number of Shares
   	Common Stock, $.10 par value	    30,000

 8.	Price of Derivative Security (Instr. 5)

   	NA

 9.	Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)

   	30,000

 10.	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
    (Instr. 4)

    	D

 11.	Nature of Indirect Beneficial Ownership (Instr. 4)

    	NA

 Explanation of Responses:

 Stock options are Exercisable 50% on 4/20/00, and 25% on 4/20/01 and 4/20/02.


 /s/ Steven C. Ramsey
 Signature of Reporting Person

 7/8/98
 Date